UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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OFFICE DEPOT, INC.
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          On April 13, 2008, Office Depot, Inc. issued the following press release:

CONTACTS:

Brian Turcotte
Investor Relations
(561) 438-3657
brian.turcotte@officedepot.com

Brian Levine
Public Relations
(561) 438-2895
brian.levine@officedepot.com

David Reno/Dan Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com /
dreno@sardverb.com

PROXY ADVISOR RECOMMENDS OFFICE DEPOT’S STOCKHOLDERS VOTE TO REJECT ALAN
LEVAN’S AND HIS COMPANY WOODBRIDGE’S DISSIDENT NOMINEES

ISS Cites Concerns About Poor Performance of Levan’s Companies and Lack of Qualifications of
His Nominees

ISS Says Dissidents Have Not Proven That They Would Be Better Able Than Management to
Effect Positive Changes*

ISS Recommends That Office Depot Stockholders Vote Office Depot’s WHITE Proxy Card

Delray Beach, Fla., April 13, 2008 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, reported today that Institutional Shareholder Services (ISS), an institutional proxy advisory service, recommends that Office Depot stockholders vote to reject the two dissident directors nominated by Alan Levan and his company Woodbridge at this year’s Annual Meeting of Stockholders currently scheduled for April 23, 2008. ISS cited concerns about the poor performance of Levan’s companies and the lack of qualifications of his nominees, and concluded that Levan and his nominees have not proven that they would be better able than Office Depot’s management to effect positive changes at Office Depot.

ISS recommends that Office Depot stockholders vote only the WHITE proxy card and not vote any gold card they receive from Levan/Woodbridge. Office Depot welcomes ISS’s support, and remains focused on executing a strong turnaround plan designed to increase value for all of Office Depot’s stockholders.

However, Office Depot disagrees with ISS’s determination that stockholders should withhold votes for members of the Board’s Compensation Committee.

In recommending that Office Depot stockholders vote against Levan’s two dissident nominees, Office Depot noted that ISS raised several concerns surrounding Levan, including that:

•	All of the publicly traded companies where Levan is either CEO or Chairman have produced significant negative stockholder returns for the past 1-, 2- and 3- years;

•	Levan is involved in the real estate and financial sectors, and has no experience involving companies in the retail industry or as an activist investor;

•	Levan purchased only 200 shares of Office Depot prior to the record date for this year’s Annual Meeting;

•	Levan nominee Mark Begelman has not been in the office supplies business for over 12 years, is not independent from Alan Levan and has the potential to be “disruptive” in the boardroom; and

•	Levan nominee Martin Hanaka’s track record of poor share price performance during his tenure at other public companies “raises doubts about his ability to improve stockholder value as a CEO or a board member”.*

Additionally, ISS noted that some Office Depot stockholders have raised concerns that, despite the fact that Levan has not called for removing our current CEO or any other changes in management, Levan would try to “wrestle” for control of management, particularly given that he has targeted for removal from the Office Depot Board both the current and former CEOs.

Separately, while Office Depot appreciates ISS’s recommendation that stockholders should reject the dissident slate, Office Depot disagrees with ISS’s determination that stockholders should withhold votes for members of the Board’s Compensation Committee. The members of Office Depot’s Compensation Committee are all highly qualified, independent directors (full biographies of each member follow), and the Company’s compensation philosophy is clearly aligned with the corporate objective of creating long-term value for stockholders.

The Company noted that compensation programs for Office Depot senior executives are designed, in close collaboration with independent compensation experts, to enable the Company to recruit and retain senior executives who will help the Company achieve its short-term and long-term business objectives. Regarding long-term equity incentives, the Compensation Committee and the Board consider such incentives to be critical to the alignment of executive compensation with stockholder value creation. Office Depot believes that restricting the ability of the Compensation Committee to award long-term equity incentives to senior executives would severely impede the Company’s ability to design appropriate compensation programs that closely align the interests of the Company’s executives with those of its stockholders.

Regarding the special equity retention grant awarded our CEO in February 2007, which ISS cites in recommending stockholders withhold votes for Compensation Committee members, Office Depot notes the following:

•	The equity grant was for retention and consisted solely of stock options with a five-year cliff vesting schedule;

•	The equity grant was based, in part, on Office Depot’s outstanding performance from 2005 through the first half of 2007, during which the Company significantly outperformed its peers;

•	At the time of the equity grant, there was significant concern that, given high CEO turnover within the retail industry, our CEO would be recruited externally;

•	Relying on our CEO’s employment agreement to retain him, as ISS suggests, was insufficient as by its terms the agreement would terminate on March 11, 2008, and he could have terminated his employment at any time, subject to the terms and conditions of the agreement;

•	None of the stock options awarded as part of the special equity retention grant have any current cash value;

•	No cash value will be realized under this equity retention grant unless Office Depot’s stock price exceeds $33.60; and

•	One-half of the options awarded as part of the special equity retention grant require Office Depot’s stock price to exceed $50 per share for value to be realized.

Given these factors, Office Depot’s Compensation Committee and the entire Board continue to believe that the February 2007 retention grant was appropriate to retain Mr. Odland, and further believe that it provides significant incentive for Mr. Odland to build value for all of Office Depot stockholders.

The Company has a proven Board and management team in place who have historically created significant value for stockholders, and who have put in place a strong, long-range plan designed to address the new challenges facing the Company and create additional value for stockholders in the future.

Office Depot strongly recommends that its stockholders vote FOR each of the Company’s directors on the WHITE proxy card. These votes should be submitted promptly as the Annual Meeting of Stockholders is currently scheduled for April 23, 2008. Stockholders who have questions regarding the annual meeting or need assistance in voting their shares should contact MacKenzie Partners, Inc. by calling toll-free (800) 322-2885.

Office Depot Board of Directors Compensation Committee Members

Lee A. Ault, III. (Chairman)
Mr. Ault has served as a Director of Office Depot since 1998. He is currently Chair of the Board of Directors (non-executive) of American Funds Insurance Series and Chair of the Board of Directors (non-executive) of American Funds Target Date Retirement Series, Inc., both mutual funds managed by Capital Research and Management Company. He served as Chair of the Board of Directors of In-Q-Tel, a technology venture company, from 1999 until December 2006 and was formerly Chair, President and Chief Executive Officer of Telecredit, Inc., a payment services company that merged with Equifax, Inc. in 1990. He served as a Director of Viking Office Products, Inc. from 1992 until August 1998 when Office Depot merged with Viking Office Products. He also is a Director of Anworth Mortgage Asset Corporation, a real estate investment trust.

David W. Bernauer
Mr. Bernauer has served as a Director of Office Depot since 2004. He served as Chair of Walgreen Co. from July 2006 until July 2007. From 2003 until July 2006, Mr. Bernauer served as Chair and Chief Executive Officer of Walgreen. From 2002 to 2003, he served as President and Chief Executive Officer of Walgreen; from 1999 to 2002 as President and COO of Walgreen, and he has served in various management positions, with increasing areas of responsibility at Walgreen since 1966. Currently he is also a Director of Lowe’s Companies Inc.

Abelardo (Al) E. Bru
Mr. Bru has served as a Director of Office Depot since 2004. Mr. Bru retired as Vice Chair of PepsiCo in February 2005. From February 2003 until September 2004, he served as Chair and Chief Executive Officer of Frito-Lay North America. Frito-Lay North America is a division of PepsiCo, Inc. and the largest snack-food maker in the world. He joined Frito-Lay in 1999 as President and Chief Executive Officer. Prior to joining Frito-Lay, Mr. Bru served in various capacities for Sabritas, a subsidiary of PepsiCo and the largest snack food maker in Mexico, from 1981 to 1999. Mr. Bru served in various senior international positions with PepsiCo Foods International since joining PepsiCo in 1976 until his retirement in 2005. Currently he is also a Director of Kimberly-Clark Corporation and SC Johnson, Inc.

Marsha Johnson Evans
Ms. Evans has served as a Director of Office Depot since 2006. Ms. Evans retired from the U.S. Navy in 1998 with the rank of Rear Admiral. Ms. Evans was National Executive Director of Girl Scouts of the USA from 1998 to 2002 and President and CEO of the American Red Cross from 2002 to 2005. Currently, she is also a Director of Huntsman Corporation, Lehman Brothers Holdings and Weight Watchers International. She was previously a director of AutoZone Inc. and May Department Stores.

W. Scott Hedrick
Mr. Hedrick has been a Director of Office Depot since 1991. From November 1986 until April 1991, he was a Director of The Office Club, Inc., which was acquired by Office Depot in 1991. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a Director of Hot Topic, Inc., American Funds Target Date Retirement Series Inc. and America Funds Insurance Series Inc.

* * * *

Important Information: In connection with the solicitation of proxies, Office Depot filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated March 14, 2008 (as supplemented by proxy supplement no. 1 dated March 24, 2008, the “Proxy Statement”). The Proxy Statement contains important information about Office Depot and the 2008 annual stockholders meeting. Office Depot’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Office Depot by contacting Investor Relations in writing at Office Depot at 2200 Old Germantown Road, Delray Beach, FL; or by phone at 561-438-3657; or by email at brian.turcotte@officedepot.com. The Proxy Statement is also available on Office Depot’s website at www.officedepot.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also contact MacKenzie Partners, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free (800) 322-2885 or collect (212) 929-5500, or by email at officedepotproxy@mackenziepartners.com.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through more than 1,600 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.9 billion e-commerce operation. Office Depot has annual sales of approximately $15.5 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 43 countries.

Office Depot's common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”), provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this document are “forward-looking” statements under the Act. Except for historical financial and business performance information, statements made in this document should be considered ‘forward-looking’ as referred to in the Act. These forward-looking statements speak only as of the date of this document; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. Much of the information that looks towards future performance of our company is based on various factors and important expectations and assumptions about future events that may or may not actually come true. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this document. Certain risks and uncertainties are detailed from time to time in our filings with the SEC. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

* ISS Governance Services, US Proxy Advisory Services, April 11, 2008. Permission to cite or quote neither sought nor obtained.